EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated November 15, 2010, relating to the consolidated balance sheets of Amtech Systems, Inc. and subsidiaries as of September 30, 2010 and 2009 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three year period ended September 30, 2010, included in the 2010 Annual Report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.
MAYER HOFFMAN MCCANN P.C.

Phoenix, Arizona
February 8, 2011